English translation of proxy mailing sent to SCM Microsystems‘ German stockholders regarding the special meeting to vote on the issuance of new shares of common in connection with the proposed merger with Hirsch Electronics.

Inside Left Page: Letter from Felix Marx, CEO

Dear Stockholder,

The board of directors of SCM Microsystems, Inc. (“SCM”) has approved a proposed merger transaction with Hirsch Electronics Corp. (“Hirsch”). Hirsch has distributed SCM products for some years. The board of directors of Hirsch has already approved the merger. Under the terms of the proposed transaction, Hirsch would become a wholly owned subsidiary of SCM.

SCM is holding a special meeting of stockholders to vote on the merger. The meeting will be held at 1 p.m., local time, on March 23, 2009, at SCM’s U.S. office located at 41740 Christy Street, Fremont, California 94538.

To participate in the meeting by proxy, please indicate your vote on the accompanying proxy card and return it to your depositary bank. With this card you are authorizing a proxy to vote in the meeting. This proxy card is held for a possible deferment of the meeting.

The board of directors of SCM recommends unanimously that you vote for all the proposals related to the merger. It does not matter how many shares you hold. Your vote is important and we encourage you to send in the proxy card to your depositary bank promptly.

SCM see two principal reasons for the merger with Hirsch:

First, we believe that combining the companies will benefit SCM in strategic ways. Second, we believe that we can integrate the two companies quickly and successfully. I would like to explain each of these two points more fully.

After a year of strategic re-focusing, SCM is ready to grow and become a global leader in the area of Identity Management. By combining with Hirsch, SCM would nearly double in size and become one of the strongest companies in the physical and logical access control industry. Furthermore, SCM and Hirsch have no overlap in terms of their current business lines. The products and technologies complement one another. By merging product lines and resources we can address the complete spectrum of customer requests and achieve a maximum of synergy.

One of the most important examples of this concerns an industry trend known as convergence. Today the access control industry is largely split between providers of logical access, which means controlling access to data; and providers of physical access, which means controlling access to facilities, such as building entrances. Most government and corporate customers need both kinds of access control; so they seek “converged” solutions that combine the two. SCM is a leader in logical access control while Hirsch is a leader in physical access and a pioneer in electronic access control. Together, we would be able to provide converged solution from one company.

For all these reasons, we believe that merging Hirsch into SCM will make us bigger, stronger competitor with substantially greater growth opportunities. Yet this is not the only reason we selected Hirsch as a merger partner.

As an investor, you probably have heard that many merger or acquisitions are judged to be unsuccessful. You may also know the reason: often two companies that merge have a “fit” on paper but not in the organizations themselves. We strongly believe that this does not apply to SCM and Hirsch. SCM already works with Hirsch successfully in a large and important market for both companies – U.S. government agencies. So our two organizations already know how to communicate, cooperate and share responsibility together. Both organizations also hold similar values, such as integrity, reliability and strong focus on the customer. Finally, SCM intends to maintain Hirsch as a wholly-owned subsidiary, so there will be almost no disruption of current business activities for either company.

You can read more about Hirsch and the details of the merger on the next two pages. Additional information about our reasons for seeking the merger is available in the investor relations section of the SCM website, at www.scmmicro.com.
If you have any questions as to the voting procedure, feel free to write an email to our service provider Georgeson (scm@georgeson.com) who will support us with collecting the votes.

I personally am excited about the opportunities the merger may bring to SCM stockholders, and recommend a vote in favour of all proposals. Once again, it does not matter how many shares you hold. Your vote is important to the future of SCM and our ability to create shareholder value.

Thank you for your consideration and continued support.

Felix Marx
Chief Executive Officer
SCM Microsystems, Inc.

Inside Right Page: Narrative Regarding the Merger

The proposed merger has been structured as an acquisition of Hirsch by SCM, primarily because SCM is a publicly traded company and Hirsch is privately held. The merger structure therefore enables SCM to acquire Hirsch using common stock and cash rather than depend on debt financing at a time when such financing is difficult to acquire. The structure benefits Hirsch shareholders as well, because they can realize cash value from their holdings while also participating in shareholder value creation by the combined companies.

Upon approval of the merger by SCM stockholders and completion of relevant transactions, Hirsch shares would cease to exist and Hirsch shareholders would receive cash, new shares in SCM, and warrants to purchase additional shares in SCM. Specifically, for each of the approximately 4.7 million shares of Hirsch common stock outstanding, Hirsch stockholders will receive $3.00 cash, two shares of SCM common stock, and a warrant to purchase one share of SCM common stock at an exercise price of $3.00. This warrant is exercisable for two years after the third anniversary of the transaction.

In reaching its decision to approve the merger, the SCM board of directors considered a number of factors including, among other factors:

•	the opportunity to position SCM more strongly for convergence, the much anticipated industry trend which combines both the logical and physical methods of access for security systems;

•	the fact that both companies are strong in the U.S. government sector, but have complementary areas of concentration;

•	the fact that Hirsch’s strength in the U.S. commercial market is complemented by SCM’s activities in the enterprise and financial markets in Europe and Asia;

•	the belief that the merger would increase SCM’s revenues, net income and internal resources and provide greater operational scale and financial solidity; and

•	the results of SCM’s due diligence review of Hirsch’s business, finances and operations and its evaluation of Hirsch’s management, competitive positions and prospects.

The Hirsch board of directors approved the merger after considering a number of factors including:

•	the board believes that the combined company after the merger will be better positioned to pursue and implement a strategy focused on the concept of convergence;

•	the fact that the merger will allow the Hirsch shareholders to gain an equity interest in SCM, thus providing a vehicle for continued participation by the Hirsch shareholders in the future performance of its own operations as well as those of SCM; and

•	the increased liquidity available to Hirsch shareholders through receipt of the cash portion of the consideration and the registered shares of SCM.

For more details regarding the proposed merger, please see the back page.

Back page

Why did SCM decide to acquire Hirsch?

•	Hirsch Electronics Corp. has been a top player in the physical security business for more than 25 years and helped pioneer the electronic access control market worldwide.

•	SCM and Hirsch are complementary in almost all important respects, such as products, technology, market focus and regional strength, so the combination has exceptionally good prospects for success in the market.

•	The combined company will be a security industry powerhouse, making SCM’s existing business stronger both financially and operationally.

•	The combined company will substantially expand its ability to offer broader solutions to customers, who want integrated solutions to electronic access control rather than having to assemble them off the shelf.

•	Hirsch and SCM already have a successful and cordial business relationship, with Hirsch incorporating SCM products into its customer offerings particularly for government customers in the U.S.

Why is SCM acquiring Hirsch, rather than the other way around?

•	While the companies have similar revenues and each bring complementary strengths, SCM is already a publicly traded company.

•	SCM has been public on the US and German markets since 1997, and has already established processes and procedures for transparent financial reporting, investor communications, and other activities important to a fast-growing international technology company.

•	Having the public entity acquire the private one provides Hirsch shareholders with the liquidity of publicly traded stock, greater access to capital and higher visibility, particularly in Europe.

In what ways are the two companies’ current markets and customers complementary?

•	Both companies gain access to additional distribution channels for their respective offerings.

•	In the U.S., Hirsch can introduce SCM products into the U.S. commercial market, where it has a strong presence and respected brand.

•	In Europe and Asia, SCM can introduce Hirsch offerings to both government and commercial customers based on a rich network of established relationships.

How do the two companies’ products and technology complement each other?

•	Hirsch has focused on physical access while SCM has focused on logical access; the two types of access go together in complete solutions.

•	SCM develops and markets a wide range of smart cards readers and terminals. Hirsch develops and markets systems that incorporate smart card readers and terminals.

•	SCM has substantial expertise in chip set design and software development, creating components that can be embedded into OEM devices.

•	Hirsch’s expertise is in the design and manufacture of integrated security systems.

•	The merger will provide opportunities for SCM and Hirsch to jointly develop new, integrated products and systems that address evolving technologies and market requirements for physical and logical access.

•	Hirsch will benefit from SCM’s strong OEM relationships while SCM will benefit from Hirsch’s systems-level selling model and Professional Services Group for development of customer-specific applications.

How do customers benefit from the acquisition?

•	The most important benefit is convergence, at a time when customers need multiple access control technologies involving multiple access situations at multiple sites in multiple regions.

•	For example, both government and enterprise customers around the world are asking for converged solutions that work from doors to desktops and integrate with smart cards, biometrics and contactless technologies.

•	Before a sale, customers will be served by a single organization with more resources available for product marketing and project planning.

•	After a sale, the SCM/Hirsch combination will be able to deliver system integration, installation and support services better and faster across multiple regions.

When is the transaction expected to close?

•	As soon as possible after the shareholders of SCM and Hirsch have approved the transaction, latest by the middle of 2009.

What documents are available for shareholders to examine and where can they be obtained?

•	Additional details about the proposed merger can be found in the S-4 Document which is available on SCM’s website at www.scmmicro.com or on the SEC (Security and Exchange Commission) website at www.sec.gov.